Exhibit 99.2

3Q Mid-Quarter Conference Call 09/20/05

Good morning and thank you for taking part in Leggett & Platt’s mid-quarter conference call. I’m Dave DeSonier, Vice President of Investor Relations and with me today are the following: Felix Wright, who is Leggett’s Chairman and Chief Executive Officer; Dave Haffner, our President and Chief Operating Officer; Karl Glassman, who is Executive Vice President and also head of the Residential Furnishings Segment; Matt Flanigan who is our CFO; and Susan McCoy, who is Director of Investor Relations. We plan to briefly discuss the updated third quarter guidance and the outlook for 2005 which we announced in yesterday’s press release. Following our comments we will try to answer any questions you might have.

This conference is being recorded for Leggett & Platt and is copyrighted material. This call may not be transcribed, recorded or broadcast without our express permission. A replay is available from the IR portion of Leggett’s website. In addition I need to remind you that remarks today concerning future expectations, events, objectives, strategy, trends or results constitute forward looking statements. Actual results or events may differ materially from such forward looking statements due to a number of risks and uncertainties, and the company takes no obligations to update or revise these statements. For a summary of these risk factors and additional information please refer to yesterday’s press release and the section in our 10-K entitled “Forward-Looking Statements.” I’ll now turn the call over to Felix Wright.

Felix Wright: Dave, thank you. And thank you all for joining us in our mid-quarter conference call. Obviously we don’t like to have these, but hopefully we can put a little more flesh on our announcement yesterday as to what is going on. As we announced yesterday, we expect our third quarter earnings per share to be in the range of 30 to 35 cents, significantly below our previous guidance. The major factors leading to these lower earning expectations are: significantly higher costs for energy and raw materials; sales volume that should be approximately $40 million lower than previously anticipated; higher worker compensation costs; lower than anticipated LIFO income; deflation in some product lines; and inventory obsolescence.

Through the first two months of this quarter we have seen tremendous inflation in raw materials and energy costs. Let me share a little of the detail with you. Oil traded for an average of about $51 to $52 a barrel during the first half of this year. But in July it averaged $59 a barrel and increased to an average of $65 per barrel in August.

A similar trend exists for natural gas. Natural gas was priced at an average of $6.70 per million British thermal units during the first half of the year. Third quarter costs have been much higher – $7.58 in July, $9.43 in August and about $11.40 so far in September. And we have only had somewhere in the area of 25 to 30% of that hedged.

Scrap steel prices have also been escalating. Prices declined in May and June, but then increased each month during the third quarter. The September price for scrap steel is $100 per ton, or 80% above the June price, which is the highest level seen all year.

Though our costs have been rising, we have only passed some of these increases on to our customers for two reasons. First, we try to absorb small cost increases but pass along larger and more lasting changes in cost. We initially thought that July and August increases might be temporary, but we are no longer comfortable with that assumption. With the impact of the late August hurricane, it is difficult to know where energy and raw material costs are likely to head over the next few months.

Second, the recent cost increases seen in North America are not necessarily being felt world-wide. Natural gas is priced regionally and steel prices in Asia can, over the short term, be different than U.S. prices. To the degree we can, we want to help our customers remain competitive with foreign suppliers with whom they compete.

With that said, last week we sent notice to our customers about the cost increases we are experiencing. We plan to immediately raise prices in some product categories. In other lines of business we will closely monitor costs. If it becomes clear that costs are not going down, we will have no choice but to implement price increases.

Another factor affecting third quarter earnings is sales volume, which we anticipate will be in the range of $1.30 to $1.35 billion for the third quarter. This is about $40 million lower than originally expected. Roughly $20 million of that shortfall is due to timing of acquisitions and $20 million is due to lower than anticipated organic growth in the third quarter. Bedding unit sales continue to be below the levels seen one year ago, but we have seen modest improvement for the last three weeks. We believe lackluster sales are due at least in part to the fact that consumers are spending considerably more on utilities and gasoline and have less cash to spend on discretionary purchases. We did see an article over the weekend in the Wall Street Journal that indicated consumer sentiment is at the lowest level in 13 years.

Many of you will recall that we have for several years now maintained spare production capacity with the expectation that market demand would eventually increase and allow us to utilize that spare capacity. That incremental demand has not materialized, and our patience has finally run out. Dave and I have decided to eliminate spare capacity to match the demand levels experienced over the last few years. We will also take this opportunity to close or divest a few operations which, even though they are running near capacity, are chronically unprofitable or marginally profitable. We expect the bulk of the changes to occur within the Residential and Commercial segments, though there could also be modest adjustments in the other three segments. We don’t yet have specific details or figures to share with you. However I can tell you that we expect a meaningful reduction in the number of plants we run, probably eliminating or consolidating somewhere between 20 and 30 production operations and/or warehouses. We will share additional details as part of our October conference call.

Turning to the outlook for the fourth quarter and full year, we have assumed in our guidance a seasonal decline in sales and earnings as is typically seen from third to fourth quarter. We have not included the costs of any plant closures or consolidations, as we do not yet have firm data about the timing or magnitude of the costs. For the full year 2005, we now foresee earnings in the range of $1.35 to $1.45 per share. We are forecasting total sales growth of 2% to 3% for the year, with about half coming from acquisitions and about half from organic growth.

With those formal remarks, if I could, I would like to just take a few minutes here and give some ad lib comments to maybe try to put a little bit more flesh on the situation.

First I would like to just briefly talk about the buckets of where the shortfall of this 10 to 12 cents is. If you take raw material and energy, about 3 cents is there. If you take sales, there is about 3 cents there. And if you take

LIFO and workers compensation, there is about 3 cents there. And from the LIFO, we have given you a $10 million positive LIFO number in our forecast last time, it looks like now that that’s probably somewhere in the area of 6. But what has happened to us also, you think there should be a matching FIFO benefit there, and obviously prices have been going down and have not been going up because of some deflation in some of the areas we’ve had. We kind of have a double hit there. And then workers compensation is another area that we have experienced – the number of claims have not increased, but the size of the claims have increased. We brought in a consultant to look at the methodology that this is being accrued. They thought that we should add some more to our reserves. We took $6.5 million in the second quarter and there is another $5 million baked into this quarter. So that is where, when you add those together, you get another 3 cents. And then other items and deflation and etc. come up to around 2 cents. So that gets you to about 11 cents that’s in that quarter. And things like workers comp and etc. – that’s adding to some old claims where the reserve is. You shouldn’t, in your model – going forward will have normal charges, but you shouldn’t expect increased reserves like we have had to set up in the second and third quarter. There could be some additional things in the fourth, but it should be modest in relationship to where we are today.

Another couple of comments that I would like to make, is that as far as the segments or the business units, the business models and those segments and business units are not broken. You shouldn’t expect to see us come up with anything to eliminate a segment or to eliminate one of our major business units. However, there will certainly be some fine tuning within those as far as capacity. And another point is that the capacity and some operating plants that we are going to look at, these are not the result of any big part of our business moving offshore into other areas. These are capacity problems here. I know that probably some people have thought, well gosh, is upholstery moving faster than you thought? Are you having to close down some of your upholstery mechanism operations here because of what you have going on in Asia? That is not the fact of the matter. Our operations are running very well here. We continue to expand some of our Asian operations, but it’s not a big movement of products or components that have caused us to have to look at this thing the way that we are today.

Another point I want to make is that we’re really not responding to weaker market demands as much as we are responding to the excess capacity we’ve got in place. I think that some people may have thought that this was brought on by a lot less market demand. And obviously there’s $20 million it looks like is going to be below our forecast in this quarter for market demand, but that certainly has not been the big factor that has caused some of this. Obviously we will continue to monitor inventory in relationship to market demand. But that has not been as much as the excess capacity that we have had there.

Then the other point I’d like to make, and I did in the formal remarks talk about it is the fact that part of this is self-imposed. We are operating with a number of industries and markets that have had some pressure from offshore components or finished products. And now that the natural disaster has happened in late August and some of the phenomena in the energy and raw material cost is because of that, we have opted to work with our customers until we find out that that is going to be a that global commodity stabilizes from a price standpoint, then we will pass that on to our customers here that they have got to deal with a global pricing structure. But until it does, we are not going to put them in a non-competitive position and make it even more attractive for someone to come in offshore and take that product away from our customer, and hence take our components away at that same time. We will certainly be working through that in the next two or three months and that will be in a much more stable form of either abatement or we will be sending some of those through the marketplace as we go from there.

And then as I stated in the formal remarks, we are well involved in trying to quantify the closings and by the time we get to the third quarter conference call, which is around four weeks away, we will give you a much more quantifiable and defined deal as to what the plants are. We will certainly be dealing with the rationalization of this 20-30 plants, as we talked about, and the volume that’s involved in those. It will be some rationalization; it’ll be some that we will be taking offline purely because of a capacity standpoint but certainly long term has a great chance of improving our bottom line as we go forward. But anyway, that’s just some ad lib comments that I wanted to make and obviously we want to try to take all the questions that any of you have and try to answer as many of them as we can. So Dave I’ll turn it back to you.

Dave DeSonier: For the question and answer session, we again request that you ask your single best question and then voluntarily yield to the next participant. That procedure enables everyone an opportunity to participate and avoids having the conversation dominated by a single individual. If you have additional questions, please reenter the queue and we will try to answer all the questions you may have. Lindsey we’re ready to begin the Q and A.

Operator: At this time I would like to remind everyone if you would like to ask a question, press star or the number one on the telephone keypad.

The first question comes from Budd Bugatch.

Budd Bugatch: Good morning David. My question I guess goes back, the one question I have is, let’s go back and look at history. I think we’ve seen this at least once before with Leggett and probably only once to this kind of magnitude, back in February of 1991 when you did a restructuring of urethane foam.

Felix Wright: That’s correct.

Budd Bugatch: Talk to me about how this differs or is similar to that. At that point in time when you quantified the number, 20 days later it was like a $20 million restructuring which you did call out on the P&L, so I guess Matt, are you going to call this out on the P&L? And what’s likely the magnitude? That time I think it was four plants, this time it looks like 20-30 plants. Maybe you can help us and give us some historical context.

Felix Wright: Obviously we abdicated an entire part of a business at that point. We sold that part of the business and that was the charge that we took. This one is going to be different. This one is not going to be a specialized charge. We’re going to run it through the P&L just like we’re normally doing.

When you’re talking about plants, you’re going to have some plants here that are going to be $4 and $5 million facilities; you’re going to have some plants that are going to be $10 and $12 million facilities. Don’t expect a $50-75 million unless there is a certain portion of a business unit that we might wind up and do something with, but if that would happen, that would be something that we would probably sell and etc.

For us to quantify for you at this point exactly that magnitude, we do need this extra four weeks that we’re talking about to give you that quantifiable defined deal, but this will certainly be different than what we did in 1991 when we abdicated the urethane business, except we stayed in the carpet cushion and we stayed in some of the small flexible product that we were making in some of those carpet cushion plants and etc. But that’s a totally different deal than what we’re talking about here.

Matt Flanigan: But Budd we’ll definitely give you the specific figure so that you will know what those costs are as they are taking place in the fourth quarter and early next year.

Budd Bugatch: And just as a quick follow-up, you told us, I think, you had $500 million of excess capacity several years ago, I think the last number was $300 million. What are you going to reduce it to? Are you going to reduce it to zero?

Felix Wright: Budd, again, I’m going to put a little flesh on that for you. We’re going to be looking at probably $200-300 million worth of that capacity that we may take down and wouldn’t want you to think that there might be a third shift or another part of a shift someplace that we could try to react to a market pretty quick, but you’re probably going to be looking at somewhere in that $200-300 million worth of capacity that we’re going to be rationalizing.

Budd Bugatch: Thank you very much.

Operator: The next question comes from Susan Maklari – UBS.

Susan Maklari: Good morning.

Felix Wright: Hi Susan.

Susan Maklari: Given the exposure that you have to the commercial on industrial segments of the economy, can you give us just your sense of what you’re seeing in both sides of that and your thoughts on it?

Felix Wright: As far as demand, Susan?

Susan Maklari: Yes.

Felix Wright: In both those parts of the business, I believe that our answer would probably be “flattish.” There would be a few small parts that might be modestly negative, but as far as when we get into our commercial part of our business, we’re still running just about flat; could be modestly 1-1.5% positive in business there.

When we get over in the industrial side of the business, again, we’re running just about the same. Leggett’s consumption from the industrial side of what we’re using, we’re running about flat with where we were. We did announce in the deal here, you know, that we’ve got three weeks of positive units in residential, but that’s very, very low single-digit positiveness, and I think Budd Bugatch is still on here, he might call it another “head fake.” We hope it’s not a “head fake,” but obviously, we’ve had three weeks of very modest deal there, which helps the industrial part of our business. But as far as the outside sales, the 50% in our industrial products, that’s flat to probably 2-3% down, is where that is.

Susan Maklari: Okay, thank you.

Operator: Next question comes from David McGregor – Longbow Research.

David McGregor: You talked about price increases on some items and you’re holding off on some others. I know from our discussions with carpet retailers that you put through a 10% increase on your carpet padding recently, but just wondering if you could go through and give us a sense of how much of your revenues you’re actually getting price increases on right now and what kind of lift that might look like and alternatively, where did that leave you in terms of the percentage of revenues that you’re still waiting to see, and maybe there is a third category of percentage of revenues that you’re not contemplating price increase on at all. But if you could just break that down for us, give us a little more granularity, that would be helpful.

Felix Wright: Dave, I’m going to let Karl tell part of that, but let me tell you the majority of our revenues have not had any price increasing and that’s the ones that primarily in the ferrous ends of the market or even in the aluminum side of the market, but as far as the ones that we have had increases, Karl, do you want to address the ones that we passed through?

Karl Glassman: Yeah David, they’re primarily petrochemical based and they’re specific at this point to urethane foam products, both prime and carpet underlay. As you said, the carpet underlay increase at 10%, went into effect last week. We are in the process of announcing another increase that will go into effect October 1st. Those are both being driven by a significant and instantaneous increase in raw material costs that were first announced before the hurricane and have run away since the hurricane.

On the fiber side, same situation. There are two of our suppliers who are enforcing force majeure clauses in their supply agreements with us – one pre, one post hurricane – so we’re on the street with those increases now.

We’re in the process of implementing some fuel surcharges, really passing through surcharges that we are incurring on inbound freight. Other than that, on the steel side, we’re taking a wait-and-see attitude. Even though we’re seeing significant cost increases in scrap, at this point, we frankly don’t know how temporary they are.

Dave Haffner: Dave, with regard to aluminum, I know you realize that a lot of our product pricing is indexed with the market, and as the market goes up, there tends to be a lag but then we get that increase. In addition to those normal indexed pricing arrangements, we have increased transfer prices to two significant customers, because we simply had inadequate margins. Those price increases are effective October 1st.

David McGregor: So if you could maybe just sum this up all together for me. How does this break down in terms of the pie chart? What percentage are you getting increases on now or have you announced increases on and what percentage is pending?

Karl Glassman: I missed, by the way Dave, on the fabric side, the non-fashion fabric side, we’re increasing prices as we speak there too, because again, some element of it is petrochemical based. I’m estimating that it’s 10-15% of our business, but that is not a number that we have closely quantified at this point.

Felix Wright: Probably no more than that though.

Karl Glassman: Right.

David McGregor: So 10-15% of the residential furnishings business or 10% of the company?

Felix Wright: The company, that has had any movement in pricing.

David McGregor: I realize I’m trying to keep this to one question, but part B would be how patient do you think you’re going to be on those?

Felix Wright: We’ve got to try to come to grips with it during this quarter that we’ve got coming up, Dave.

Karl Glassman: As you know, scrap price is set the first of every month, so scrap for October will set here in the next couple of weeks. It will give us a little bit better visibility.

Dave Haffner: One of the things that we’re wrestling with, we always wrestle with when we have price increase decisions, is at what point do we walk away from business and, if the question is out there, will you walk away from business if customers refuse your pricing increases, the answer would be yes. In some cases, we’ll have no reasonable option than to assist those customers in finding alternate sourcing, but we hope that open and honest dialogue with all of our customers will mitigate the amount of business that we lost because we think there are really few credible competitors that will be able to accommodate substantially lower prices while maintaining the needed levels of quality and reliability and logistical support. So we’ll do everything we can to educate and communicate with our customers, but if we have to, we’ll walk away from some business.

Felix Wright: And Dave, the other thing too is, in answer to your question, is we really need to see this global equalization of some of this steel. Just because we had a hydrogen plant go down in New Orleans and all the other stuff, and boom we get a $100 surcharge in one month on scrap, or we wind up and get force majeure put to us on all of our fibers that we’re purchasing, that’s got to equalize out in some form or fashion. We do think that we’ll get that done within this next quarter.

David McGregor: Can you tell me what the spread is now on scrap to rod?

Felix Wright: It’s probably $275.

David McGregor: Thanks guys, good luck.

Operator: Next question comes from Laura Champine – Morgan Keegan.

Laura Champine: Could you talk about what your revised sales expectations for Q3 – looks like a little decline and 2-3% for the full year – what that implies for unit growth or decline for both of those periods?

Dave DeSonier: For the third quarter you’re talking about 1% unit decline, roughly. For the full year, I’d have to look, but it’s probably going to be roughly flat, maybe 2% inflation, something like that.

Laura Champine: So in Q3, you don’t expect to realize a price mix increase? Units are just down 1%, so there is no inflation inherent in that number. Am I hearing that right?

Dave DeSonier: I don’t know that I’d say that. I mean I think there will be some. I don’t know, it may end up being flat. I’d have to look at last year’s numbers. Let me do some research and I can give you some more detail.

Laura Champine: What I’m trying to get to is the market share question again. Do you think that on a consolidated basis throughout your segments that you’re holding share in the current quarter? And you talked about giving up some business, which you’ll have to do in order to make a reasonable return on a consolidated basis. Do you think that you’re holding share now?

Karl Glassman: Yes, if there’s a bias, we’re gaining share in some soft markets.

Laura Champine: So in general, business is down in your end markets substantially more than 1% in the 3rd quarter. Is that your sense?

Dave DeSonier: I don’t know that we’d say substantially, but –

Karl Glassman: The markets we participate in are so diverse, it’s not wise for us to cast a [precise] number.

Dave DeSonier: But we’re very comfortable that we’re not losing market share. I mean, we may just be holding market share in some areas.

Laura Champine: And the price increases that you plan on implementing, you don’t expect those to result in share loss?

Dave DeSonier: No.

Felix Wright: Another thing I might add, before the next question – Budd if you’re still on here, when we answered your question of maybe there might be $200-300 million worth of capacity we’re going to be looking at, I wouldn’t take that as we’re going to eliminate that much sales. That’s some capacity we’re going to be looking at. And we absolutely, probably we’ll get that quantified, but don’t model that we’re going to be losing that much sales.

Operator: The next question comes from David McGregor – Longbow Research.

David McGregor: Can you talk at all at this point – in response to Budd’s question, you talked about the $200-300 million capacity. Can you talk at all about the target reduction in fixed costs?

Dave Haffner: Obviously there will be associated fixed cost reductions. It’s not possible for me to give you a range of what that fixed cost reduction will be. We’ll have a much better feel for that on our normally scheduled October call. What we’re doing, so I apologize for not being able to give you an approximation of that yet, but we’re asking every segment to identify the likely candidates for closure, consolidation and/or sale. And each of those individual targets will have a certain amount of fixed cost elimination associated with it. That’s part of the detail that we’re asking each of the segment and group guys to put together, so I wish I could give you a better feel for it. It won’t be insignificant, but –

David McGregor: I mean, is this a top-down process where you’re telling the head of a division, you need to get this kind of a number and then you have to go out and find it or does he go out come back and say I got all these bad boys and in total this is what they add up to?

Dave Haffner: It’s a little more offensive than that, in that Karl and I know where the bad boys are, based upon our assessment, and so I’m sitting down with each of the segment heads. I’ve got about half of those targets already identified as of last night, and we’ll finish the rest of those targets in the next week or so. And then, without going into a lot of detail here – we can do that offline if you’d like – I can walk you through the project initiatives, and the way we’re approaching identifying, quantifying, and then effectively preparing project charts – Gant and Pert charts and PPMs – to make sure that we enact these consolidations, closures and divestitures in a timely fashion. But again, to your point, in terms of overhead reduction, yes there will be some cost reductions, but I can’t quantify it yet.

David McGregor: You had also made a passing reference to a natural gas hedge, and I was just wondering, when does that roll off or is this just kind of an ongoing rolling thing where you’re adding to the ninth month out each…

Matt Flanigan: David, this is Matt. We have some natural gas purchases hedged all the way out through part of 2008. If you want to use specifics through the rest of this year, we have, as Felix said, about 25% of our consumption hedged at $6.30. For 2006, it’s about 12% of our needs at $6.14; 2007, about 8% at $6.50; and for the first half of 2008 we have only about 4% laid down at about $6.90. That’s in keeping with what we talked about on this call several times in the past. We like to keep about 2-3 years in front of us to the tune of 15-20, sometimes as much as 30%.

David McGregor: Good, got it, thank you. And then, just finally, you’d mentioned that some of this is running below last year. Could you be specific and give us some insight on which businesses are running negative comps?

Karl Glassman: Yeah, I would say probably the biggest culprit right now is Bedding, where – I guess I shouldn’t say right now – bedding units in July and August were both off in high single digits. In September for the last three weeks were actually running ahead of last year. Three weeks ago we had the first positive week in comps that we’ve had in 15 running weeks. So admittedly Dave, we’re up against some weak comps as we finish the year. But Bedding is the biggest factor.

David McGregor: Thanks guys.

Operator: Next question comes from Brendon Hartman – CRM.

Brendon Hartman: Felix, can you talk a little bit about what you’re thinking on the share buy-back? I know the last call you talked about the under-leveraged balance sheet and the opportunity to maybe put that to work a little bit. Obviously your stock’s going to get hit on this announcement and I recognize you don’t know what the cash costs of the restructuring are at this point, but when can you be in the market buying back stock and what are your thoughts on that?

Felix Wright: Yes Brendon, our strategy on how we utilize that cash is still going to be what we set up almost a year ago, really trying to find good long term strategic acquisitions that will go into this business and then combine that with the fact of the excess cash and buying the equity back and etc. We have continued to tell you all that our acquisition database has been better over the last 6 months and continues to be better as we speak, so you should expect our acquisition activity to pick up, which is going to utilize some portion of that cash that we have been talking about. But having said all that, we have continued to be in the market, buying the equity, and now as the equity comes under pressure, well with this announcement, you should expect to see us back in the market and continuing to buy the equity. We still have about 6 million shares left in our authorization as we speak and obviously, dependant upon what happens in the market place, it wouldn’t be any problem to get that increased. But it’s still going to be that blended use. We’ve got some good long-term opportunities that can help us build additional business units. Within this acquisition criteria you’re going to see us utilize a lot of that cash in doing that, as well as buying the equity back.

Brendon Hartman: And I understand, Felix, and I think that’s the right thing to do. And just on a related note, I would think, given how tough the environment is from an inflationary standpoint, that a lot of your competitors have to be in worse shape than you guys, given that you’re best-in-class, low-cost operators. Is there anybody close to going under and you’ll naturally pick up more share rather than have to go out and buy them?

Felix Wright: There’s certainly that opportunity and we’re really very aggressive in both the aluminum part of our business and the commercial part of our business in trying to pick up that share, both from an organic standpoint rather than trying to buy it, because as you say, Brendon, that’s the best way for us to get there. And from the residential side, obviously, there’s a lot of pressure there from this material situation that’s happened today. And obviously we’re trying to pick up share because of our cost standpoint and that’s partly the reason some of this self-imposed deal that we’re doing, that obviously is bringing some pressure to the marketplace. From a long-term standpoint I believe it makes sense. Short term, you don’t like what we’re telling you, but long term I think it does make sense for us.

Brendon Hartman: It makes a lot of sense to me, Felix. Thanks for your time.

Operator: Next question comes from Budd Bugatch – Raymond James.

Budd Bugatch: Yes, a couple of other quick follow-ups. One of the issues that I don’t think you have addressed or at least if you have I missed it, is the inventory obsolescence, which seems to me to be a “shame on us” kind of issue. Can you address where that inventory is and why it developed?

Felix Wright: Dave or Karl you want to take this? You’re right, Budd, it is a shame on… well part of it is shame on us and part of it is customer abuse but anyway —

Dave Haffner: It’s primarily in Residential and Commercial. In round numbers, it’s between $2-3 million, and absolutely it is shame on us. To Felix’s point, there are times when customers make decisions that are not anticipated, but still that’s more than we would normally expect to see, Budd, and especially after the effort that we put forth in each of the operating groups to make sure that we’ve got our slow-moving and obsolete inventory reserves in the right form.

Budd Bugatch: So you think you’re clean after that? I mean it’s not a lot of money, but it is a called out item.

Dave Haffner: Clean,…is there going to be obsolete inventory in any given quarter? Yes. Do we think that there are large pockets left? No.

Felix Wright: But it was just a penny of that ten-cent makeup, is what it was, and that’s the reason it was called out.

Budd Bugatch: Matt, can you give us…you gave us your hedging of natural gas. Can you kind of give us a way to think about the sensitivity of expenses to changes in energy costs, either per barrel or per MCF? What’s the best way to look at it and what’s the order of magnitude?

Matt Flanigan: I wouldn’t be able to give you a very good estimate on that. I don’t have a good feel for what in terms of elasticity with gas going up or down a dollar a barrel.

Felix Wright: Steve would know.

Budd Bugatch: Because you’re going to also put through surcharges, and you have put through surcharges, so there’s going be some revenue offset and I don’t know quite know how we think about that or how to the best way to think about that.

Someone: You see changes to that.

Budd Bugatch: My last question, is there any update on Sterling, the new capacity…the efficiency and capacity that you are putting in place?

Felix Wright: That’s the only bright question I guess you could have asked us today. Anyway, that is ahead of schedule by about three weeks. Everything is going good. It looks like that would come on stream sometime in December rather than January and that is going along very well.

Budd Bugatch: Thank you very much and my wishes for best of luck through this period.

Felix Wright: Thanks Budd, and Budd, you did get my comments about the bedding units, and like I say, it’s so damn small we almost are embarrassed to talk about it, but at least we’ve had three positive weeks. I hope it’s not another head fake.

Operator: Next question comes from John Baugh – Legg Mason.

Brian Nelson: Good morning this is Brian Nelson sitting in for John. Just wanted to, as kind of a follow up to one of your previous answers, just trying to get a little more color as to how we should try to look at acquisitions, you know looking at the 4th quarter and out into ’06. Should we just look at that as half of the growth we’re projecting looking out to ’06? Can you just provide a little more color?

Dave DeSonier: That’s really difficult to do. What we’ve kind of been modeling all year is when you look at cash flow and folks want to know the split between acquisitions and stock repurchases, we said for a place to start, call it 50/50. Felix did mention that the pipeline is looking better than it has looked in a while, so it wouldn’t be unreasonable to expect over the next couple of quarters you might see…I mean we’re hopeful that more comes to fruition than has over the past few quarters. But yeah, if you want to say half from organic, half from acquisitions, that’s not a bad model I’d say.

Brian Nelson: Okay, thank you.

Operator: Next question comes from Jamie Lester – Soundpost Partners

Jamie Lester: Hey guys, can you just comment on the margin targets that you guys have set out before, whether or not those are still achievable given what’s happened? And then kind of within the commercial segment, it seems like there has to be maybe an extra step taken there other than cutting some capacity. I know you said you were going to wait until the end of ‘06 to do that, but is now the right time to kind of step up the aggressiveness on restructuring that division also?

Felix Wright: This is Felix now. Dave may want to make some comments too, but yes, as far as the margin targets, we have not reduced those based on any of these things that we’re going to be doing over these next few months. And in fact, the majority of those are going to be driving us more towards accomplishing the objectives that we have set out.

Now as you know, the last quarter we did reduce this year’s target for the Commercial business to be a positive 100 basis points rather than what we had originally had that target in the 250-basis point range, but we do plan, with the initiatives that we’re taking place as far as capacity reductions and overhead reductions and etc., to have margins in the commercial part of the business in ‘06 to certainly improve from the levels that we’ve got them in ‘05. And Dave you may want to put some more flesh on that.

Dave Haffner: Yes, pretty much that very thing. We don’t think long-term that our margin targets are wrong. Obviously as we go through these consolidation efforts, there are going to be costs associated with those which we’ve run right through the income statement. But on a go-forward basis we should see significantly improved margins so we are not changing our targets.

Jamie, with regard to the second part of your question on Commercial – absolutely. What we are doing is looking at each and every operating group within the corporation. Bob Griffin and I have already reasonably earmarked the targets. We are working on some timing and basic assumptions as we go. So, yes, Commercial will be a part of that.

Operator: Our next questions comes from Fred Speece – Speece Thorson Capital Group.

Fred Speece: As bad as business is, are you anticipating increasing your allowance for doubtful accounts?

Felix Wright: No. Our bad debt reserve is certainly adequate. Obviously we fine tune them every quarter Fred, but don’t expect any big movement in bad debts or anything that we’ve got at this point. You know, there has been a lot of consolidation in a lot of our businesses and a lot of financial buyers that have come in, but at this point, we don’t see anything from any major customers that has caused us any concern as far as our bad debt or bad debt allowances, etc.

Fred Speece: Some of the retailers, with the consolidation of the grocery store business and some major changes there and some of the big boxes have talked about beginning to spend some money to freshen up their stores and change their signage and so on. Are you seeing any kind of increase in conversations that would follow to orders in that area?

Felix Wright: Yes, we really are Fred, and those have all got to, at some point, be pleasant things for us in our Commercial Fixturing part of our business, and whether it is Federated and May’s or whether it is the K-marts and Sears, those are positive things because there are going to be some new store fronts and some new things that are going to happen that we certainly should be able to participate in. So, yes, we are probably looking at as much of that as we have seen in quite in some time. It just has to come to fruition and even from the results of this natural tragedy that we had down in the Southeast, there are going to be a number of things there that we will certainly benefit from in ‘06 as that rebuilding and restructuring starts to happen.

Fred Speece: Okay.

Matt Flanigan: Budd, if you are still on, I have got a little bit of a feel for you just on the natural gas impact if prices move around. For every dollar increase that is lasting for an entire year, we have a $5.5 million increase in our natural gas costs. And as a reminder, our natural gas is primarily consumed in our Aluminum Group, in our Hanes Fabric operations and in our wire mill. That is where most of our natural gas energy gets consumed. Doesn’t help you on oil, but at least that is the gas piece for you.

Dave DeSonier: And, Matt, that assumes we don’t pass any through.

Matt Flanigan: That assumes we don’t pass anything through.

Dave Haffner: Does that include the hedge or not?

Matt Flanigan: No.

Dave Haffner: It would be offset by whatever contract offset we have.

Operator: Our next question comes from Susan Maklari of UBS.

Susan Maklari: This is a follow-up question. Can you give us a sense of where inventories are for your different segments?

Felix Wright: Karl, you and Dave want to handle that?

Karl Glassman: Susan, I think the root of your question is are our inventories a) in good shape as far as usable, and are they excessive.

Susan Maklari: Yeah, exactly, so that as demand comes back how can we expect it to be in shape?

Karl Glassman: Dave, I believe that our inventories will finish the quarter, generally across the company, at lower inventory levels than we had at the end of the 2nd quarter. Thus an improvement in working capital.

Dave Haffner: That is for sure. I feel comfortable with that.

Karl Glassman: I am confident of it too. I did not know how aggressively you wanted me to say it. I believe that our inventories are… We have a corporate guideline as to slow-moving and obsolete and that guideline is administered with much more rigor than it has in the past. That is the reason for some of the charges. So, I am confident that our inventories are, for the most part, good and usable and are at appropriate levels, but albeit reduce them.

Dave Haffner: We just got the roll-up from Jim Hess’s group a couple of weeks ago which shows the revised targets for end of 3rd quarter, end of 4th quarter, and into next year for all working capital. Not just inventory. Inventory is a big piece of that. The other two pieces that we monitor are the accounts receivable and then the offset with accounts payable. But both of those roll-ups indicate decline in our inventories.

Susan Maklari: Good. And then can you just quickly give us an update on your Briggs & Stratton plant that is coming online?

Dave Haffner: Yes, that is another bright spot, Susan. Thank you for asking about that. It continues. We were behind schedule because of the weather for several weeks, but we have made up a substantial amount of time. In fact, the fellows in the Aluminum Group sent me a photograph – electronically sent me a photograph – of the first machine that is en route to the site. So between now and the end of the year it is going to be a very busy time, but we are still targeting that last 30-45 days of the year to put the whole thing together.

Susan Maklari: Thank you.

Operator: At this time there are no further questions. Mr. DeSonier, are there any closing remarks?

Dave DeSonier: Just we appreciate your attention and we will be talking to you again in about four weeks. Thank you very much.